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                                                                    Exhibit 99.1


                        [SYNOVIS LIFE TECHNOLOGIES LOGO]


FROM:                                     FOR:
Padilla Speer Beardsley Inc.              Synovis Life Technologies, Inc.
1101 West River Parkway                   2575 University Ave.
Minneapolis, Minnesota 55415              St. Paul, Minnesota 55114

CONTACT:                                  CONTACT:
Nancy A. Johnson/Marian Briggs            Karen Gilles Larson, president and CEO
(612) 455-1745/ (612) 455-1742            (651) 796-7300

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES ENDS ENROLLMENT IN COLORECTAL STUDY
COMPANY PLANS TO COLLECT MARKETING DATA THROUGH OTHER MEANS

         ST. PAUL, Minn., March 24, 2006 -- Synovis Life Technologies, Inc. (NASDAQ: SYNO), a diversified medical device manufacturer, announced today that it is ending the current colorectal market evaluation of PSD-Veritas circular buttress, which is FDA-cleared for use in colorectal surgeries.

         The company arrived at its decision to end the colorectal study after recently observing the difficulties of obtaining objective analysis of complicated clinical outcomes. The study calls for adverse events occurring in the evaluation to be reviewed by a Clinical Evaluation Committee (CEC), consisting of three of the study's investigators. Through March 17, 2006, there had been 85 procedures in the study: 42 in the buttress group of the study and 43 in the control group, where no buttress was used. Eleven adverse events occurred: four in the control group, including two deaths, and seven in the buttress group, in which there were no deaths. None of the events were considered unusual, given the nature of the surgeries. As of today, the CEC has had the opportunity to review five of the seven events in the buttress group. They have determined that four of the reviewed events were not related to the buttress and the fifth was unlikely to be related to the buttress.

         These surgeries involve complex cases with many variables having the potential to result in complications. Synovis has determined that the presence of so many variables will leave the outcomes open to individual surgeon's opinion (as opposed to objective fact), and this significantly diminishes the value of the study relative to its estimated completed cost. The company believes there is a good opportunity for circular PSD-Veritas in colorectal surgery and will seek to identify a more objective means of demonstrating its value to potential users.


                                     (more)

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Synovis Life Technologies, Inc.
March 24, 2006
Page 2


         "As the study has unfolded, we have observed that the subjective nature of the professional judgments required of the CEC in the review process has resulted in differences of opinion among the investigators," said Karen Gilles Larson, president and chief executive officer of Synovis Life Technologies. "Having seen this, and understanding how this will reduce the value of the study's results in the marketplace, we believe it is in the best interests of our shareholders to forego additional investment in this study. We estimate that our expenses for this study through March of this fiscal year are approximately $250,000. If the study had run to its end-point through 2007, our estimates were that it would have cost $3.5 million. We will follow those patients already enrolled to the pre-determined end-point of the study."

         Larson continued, "We have truly appreciated the opportunity to work with the highly skilled colorectal surgeons who participated in this study and the value we have gained from their knowledge and experience in this field of surgery."

ABOUT SYNOVIS LIFE TECHNOLOGIES

         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical trials and regulatory submissions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, and the effectiveness of the company's plan to transition to a direct sales force, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2005.

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